EXHIBIT 99.1

Greif, Inc. Reports Record Results for Fiscal 2007

•

Net sales increased 26 percent to $3.3 billion in fiscal 2007 from $2.6 billion in fiscal 2006. Excluding the impact of the Blagden and Delta acquisitions (14 percent) discussed below and foreign currency translation (4 percent), net sales increased 8 percent.

•

Operating profit before special items, as defined below, rose to $311.5 million in fiscal 2007 from $238.1 million in fiscal 2006. Operating profit based on U.S. generally accepted accounting principles (GAAP) was $289.6 million in fiscal 2007 compared to $246.2 million in fiscal 2006.

•	Net income before special items was $190.2 million in fiscal 2007 compared to $139.6 million in fiscal 2006. GAAP net income was $156.4 million in fiscal 2007 versus $142.1 million in fiscal 2006.

•

Diluted earnings per Class A share increased 36 percent to $3.22 before special items in fiscal 2007 compared to $2.37 before special items in fiscal 2006. GAAP diluted earnings per Class A share were $2.65 in fiscal 2007 and $2.42 in fiscal 2006.

DELAWARE, Ohio (Dec. 5, 2007) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with blending, filling and packaging services, an integrated containerboard and corrugated packaging business, and timber operations, today announced results for its fiscal year, which ended on Oct. 31, 2007.

Michael J. Gasser, chairman and chief executive officer, said, “We are pleased with our record results for fiscal 2007, which included solid organic sales growth and earnings improvement that benefited from geographic and product diversity, in the midst of a challenging business environment. We exited the year with positive momentum in our businesses. Our strong performance reflects disciplined execution of our growth strategy and realization of anticipated synergies. We remain committed to sustaining our performance improvement and achieving our fiscal 2009 financial goals.”

Special Items and GAAP to Non-GAAP Reconciliation

Special items are as follows: (i) for fiscal 2007, restructuring charges of $21.2 million ($15.9 million net of tax), debt extinguishment charge of $23.5 million ($17.5 million net of tax) and timberland disposals, net of a negative $0.6 million (negative $0.5 million net of tax); (ii) for fiscal 2006, restructuring charges of $33.2 million ($23.4 million net of tax) and timberland disposals, net of $41.3 million ($26.0 million net of tax); (iii) for the fourth quarter of 2007, restructuring charges of $9.1 million ($6.9 million net of tax) and timberland disposals, net of a negative $0.4 million (negative $0.3 million net of tax); and (iv) for the fourth quarter of 2006, restructuring charges of $10.4 million ($7.3 million net of tax) and timberland disposals, net of $0.1 million ($0.1 million net of tax).

A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net Sales

Net sales increased 26 percent to $3.3 billion in fiscal 2007 compared to $2.6 billion in fiscal 2006. Of this increase, 14 percent is due to the acquisitions of Blagden Packaging Group’s steel drum manufacturing and closures businesses (Blagden) in the first quarter of 2007 and Delta Petroleum Company, Inc.’s blending and filling businesses (Delta) in the fourth quarter of 2006, and 4 percent is from foreign currency translation. The $693.8 million increase is primarily due to higher sales of Industrial Packaging & Services ($665.5 million) products, which benefited principally from stronger sales volumes compared to fiscal 2006, and improving fundamentals in Paper, Packaging & Services ($28.6 million).

For the fourth quarter of 2007, net sales increased 20 percent, which included 10 percent from the acquisitions of Blagden and Delta and 4 percent from foreign currency translation, to $882.3 million from $735.6 million in the fourth quarter of 2006.

Gross Profit

Gross profit increased 26 percent to $605.4 million in fiscal 2007 compared to $479.2 million for fiscal 2006. The higher gross profit was attributable to positive contributions from organic growth and acquisitions coupled with the Greif Business System. The gross profit margin was 18.2 percent of net sales in fiscal 2007 and 2006. Lower labor, transportation and other manufacturing costs as a percentage of net sales resulting from the Greif Business System offset the change in sales mix and increases in raw material costs.

For the fourth quarter of 2007, gross profit was $170.5 million, or 19.3 percent of net sales, versus $143.3 million, or 19.5 percent of net sales, in the fourth quarter of 2006. The 20 basis point decline was due to sales mix and increases in raw material costs, partially offset by benefits from the Greif Business System.

Selling, General & Administrative (SG&A) Expenses

SG&A expenses, expressed as a percentage of net sales, declined to 9.4 percent in fiscal 2007 from 9.9 percent in fiscal 2006. SG&A expenses were $313.4 million and $259.1 million for fiscal 2007 and 2006, respectively. The year-over-year dollar increase in SG&A expenses is primarily due to the Blagden and Delta acquisitions and performance-based incentive accruals, which were partially offset by tight controls over SG&A expenses and the positive impact from acquisition integration activities.

Fourth quarter of 2007 SG&A expenses were $83.8 million, or 9.5 percent of net sales, versus $66.9 million, or 9.1 percent of net sales, in the fourth quarter of 2006. The same items from the full-year comparison impacted the quarterly SG&A expenses.

Operating Profit

Operating profit before special items, expressed as a percentage of net sales, increased to 9.4 percent for fiscal 2007 from 9.1 percent the prior year. Operating profit before special items was $311.5 million for fiscal 2007 compared to $238.1 million for fiscal 2006. The $73.4 million increase compared to the prior year was principally due to higher operating profit in all three of the Company’s business segments, which include Industrial Packaging & Services ($62.0 million), Paper Packaging & Services ($7.7 million) and Timber ($3.7 million). GAAP operating profit was $289.6 million in fiscal 2007 compared to $246.2 million in fiscal 2006.

For the fourth quarter of 2007 operating profit before special items was $96.6 million, or 11.0 percent of net sales, compared to $78.4 million, or 10.7 percent of net sales before special items for the same quarter of 2006. This increase was attributable to Industrial Packaging & Services ($20.4 million). GAAP operating profit was $87.2 million and $68.2 million in the fourth quarter of 2007 and 2006, respectively.

Net Income and Diluted Earnings Per Share

Net income before special items rose 36 percent to $190.2 million for fiscal 2007 compared to $139.6 million in fiscal 2006. Diluted earnings per share before special items were $3.22 compared to $2.37 per Class A share and $4.91 compared to $3.63 per Class B share for fiscal 2007 and 2006, respectively. The Company had GAAP net income of $156.4 million, or $2.65 per diluted Class A share and $4.04 per diluted Class B share, in fiscal 2007 compared to GAAP net income of $142.1 million, or $2.42 per diluted Class A share and $3.69 per diluted Class B share, in fiscal 2006.

For the fourth quarter of 2007, net income before special items increased to $62.2 million compared to $49.0 million for the same period of 2006. Diluted earnings per share before special items were $1.05 versus $0.83 per Class A share and $1.60 versus $1.27 per Class B share in the fourth quarter of 2007 and 2006, respectively.

For the fourth quarter of 2007, the Company reported GAAP net income of $55.0 million, or $0.93 per diluted Class A share and $1.42 per diluted Class B share, versus $41.7 million, or $0.71 per diluted Class A share and $1.08 per diluted Class B share, for the same quarter of 2006.

Business Group Results

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products and services, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, polycarbonate water bottles and blending, filling and packaging services. The key factors influencing profitability in the Industrial Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily steel, resin and containerboard;

•	Energy and transportation costs;

•	Benefits from executing the Greif Business System;

•	Contributions from recent acquisitions; and

•	Impact of foreign currency translation.

In this segment, net sales were up 34 percent to $2.6 billion in fiscal 2007 from $1.9 billion in fiscal 2006 – an increase of 10 percent excluding the impact of the Blagden and Delta acquisitions (19 percent) and foreign currency translation (5 percent). The segment’s organic growth was driven by higher sales volumes in most regions with particular strength in Europe and the emerging markets.

Gross profit margin for the Industrial Packaging & Services segment was 18.3 percent in fiscal 2007 versus 18.5 percent in fiscal 2006. This decline was primarily due to portfolio mix and increases in raw material costs that were partially offset by improvements in labor, transportation and other manufacturing costs which benefited from the continued execution of the Greif Business System.

Operating profit before restructuring charges rose 38 percent to $225.0 million in fiscal 2007 from $163.1 million in fiscal 2006 primarily due to the improvement in net sales and the execution of the Greif Business System. Restructuring charges were $15.9 million in fiscal 2007 compared with $24.0 million last year. GAAP operating profit was $209.1 million in fiscal 2007 compared to $139.0 million in fiscal 2006.

For the fourth quarter of 2007, net sales increased 27 percent to $687.0 million from $540.7 million in the fourth quarter of 2006 – an increase of 8 percent excluding the impact of the Blagden and Delta acquisitions (13 percent) and foreign currency translation (6 percent). The increase in net sales was due to the same factors as the full year comparison. Operating profit increased 43 percent to $68.0 million in the fourth quarter of 2007, before restructuring charges of $8.4 million, from $47.6 million, before restructuring charges of $4.5 million, in the same quarter of 2006. GAAP operating profit was $59.6 million and $43.0 million in the fourth quarter of 2007 and 2006, respectively.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the Paper, Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily old corrugated containers (OCC);

•	Energy and transportation costs; and

•	Benefits from executing the Greif Business System.

In this segment, net sales were $696.6 million in fiscal 2007 compared to $668.0 million in fiscal 2006. This was principally due to higher containerboard selling prices implemented in fiscal 2006 and slightly improved volumes.

The Paper, Packaging & Services segment’s gross profit margin increased to 17.8 percent in fiscal 2007 from 17.5 percent in fiscal 2006. Higher raw material costs, especially OCC, were partially offset by contributions from further execution of the Greif Business System. The previously announced $40 per ton containerboard price increase has been fully implemented and is expected to benefit the segment’s results beginning in the first quarter of 2008.

Operating profit before restructuring charges increased 12 percent to $72.1 million in fiscal 2007 compared to $64.4 million in fiscal 2006 primarily due to higher net sales. Restructuring charges were $5.3 million in fiscal 2007 compared to $9.2 million in fiscal 2006. GAAP operating profit was $66.8 million in fiscal 2007 compared to $55.2 million in fiscal 2006.

Net sales were $192.1 million in the fourth quarter of 2007 versus $192.6 million in the fourth quarter of 2006. Operating profit was $26.9 million in the fourth quarter of 2007, before restructuring charges of $0.7 million, compared with operating profit of $29.9 million, before restructuring charges of $5.8 million, in the same quarter of 2006. The decrease in operating profit was primarily due to higher raw material costs as a percentage of net sales. GAAP operating profit was $26.2 million and $24.0 million in the fourth quarter of 2007 and 2006, respectively.

Timber

The Timber segment consists of approximately 269,950 acres of timber properties in the southeastern United States, which are actively harvested and regenerated, and approximately 36,650 acres in Canada. The key factors influencing profitability in the Timber segment are:

•	Planned level of timber sales;

•	Timberland disposals, net; and

•	Sale of special use properties (surplus, higher and better use, and development properties).

Net sales were $14.9 million in fiscal 2007, consistent with plan, compared to $15.1 million in fiscal 2006. Operating profit before special items was $14.4 million in fiscal 2007 compared to $10.6 million in fiscal 2006. Profit from the sale of special use property more than doubled to $9.5 million in fiscal 2007 from $4.6 million the prior year. GAAP operating profit was $13.7 million in fiscal 2007 compared to $51.9 million, including $41.3 million from timberland disposals, net, in fiscal 2006.

Net sales were $3.1 million in the fourth quarter of 2007 versus $2.3 million in the fourth quarter of 2006. Operating profit before special items was $1.7 million in the fourth quarter of 2007 compared to $1.0 million in the fourth quarter of 2006. GAAP operating profit was $1.3 million and $1.1 million in the fourth quarter of 2007 and 2006, respectively.

Greif Business System

The Greif Business System generates productivity improvements and achieves permanent cost reductions. Opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies and footprint rationalization in both the existing and recently acquired businesses. In addition, a world-class sourcing and supply chain capability is contributing to cost savings. The next phase, which will begin in fiscal 2008, will also focus on shifting from regional to global leverage of the Company’s materials spend and freight optimization. Incremental contributions from the Greif Business System exceeded $30 million for fiscal 2007 and were in line with expectations for achievement of the Company’s fiscal 2009 financial targets.

Financing Arrangements

Interest expense, net was $45.5 million and $36.0 million in fiscal 2007 and 2006, respectively. The increase was attributable to higher average debt outstanding due to the Company’s Blagden and Delta acquisitions, which was partially offset by lower interest expense for the Company’s 6 3/4 percent Senior Notes issued in the second quarter of 2007. Those Senior Notes replaced the Company’s 8 7/8 percent Senior Subordinated Notes that were acquired during a tender offer in fiscal 2007.

Capital Expenditures

Capital expenditures were $112.6 million, excluding timberland purchases of $2.3 million, for fiscal 2007 compared with capital expenditures of $75.6 million, excluding timberland purchases of $62.1 million, for fiscal 2006. The increase in capital expenditures is primarily due to higher investments in productivity improvements and execution of growth strategy.

Cash Dividends

On Dec. 4, 2007, the Board of Directors declared quarterly cash dividends of $0.28 per share of Class A Common Stock and $0.41 per share of Class B Common Stock. These dividends, payable on Jan. 1, 2008 to stockholders of record at close of business on Dec. 17, 2007, are approximately 50 percent above the amount paid for the same period a year ago.

Company Outlook

The Company achieved record results for the fourth quarter and fiscal 2007. This was attributable to solid operating performance, orderly integration of and positive contributions from acquisitions, and realization of further benefits from the Greif Business System. There was positive momentum in each of Greif’s businesses as the Company exited the year. In addition, organic growth and additional contributions from the Greif Business System are expected to contribute to another year of record performance in fiscal 2008, despite continuation of sluggish market conditions in North America. The Company remains on track to achieve its previously disclosed fiscal 2009 financial goals.

Annual earnings guidance for fiscal 2008, which excludes special items, is a range of $3.80 to $4.00 per share for the Class A Common Stock. This increase is approximately 18 to 24 percent above the Company’s record fiscal 2007 earnings.

Conference Call

The Company will host a conference call to discuss its fiscal 2007 results on Dec. 6, 2007, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 800-257-1836 and ask for the Greif conference call. The number for international callers is +1 303-262-2139. Phone lines will open at 9:50 a.m. ET.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif

Greif is a world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 45 countries to serve global as well as regional customers. Additional information is on the Company’s website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency increases and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price increases in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2006. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended October 31,		Year ended October 31,
	2007	2006	2007	2006
Net sales	$882,255	$735,577	$3,322,294	$2,628,475
Cost of products sold	711,759	592,231	2,716,892	2,149,271

Gross profit	170,496	143,346	605,402	479,204

Selling, general and administrative expenses	83,792	66,942	313,377	259,122
Restructuring charges	9,082	10,396	21,229	33,238
Asset disposals, net	9,533	2,149	18,786	59,319

Operating profit	87,155	68,157	289,582	246,163

Interest expense, net	11,032	8,955	45,512	35,993
Debt extinguishment charge	—	—	23,479	—
Other income (expense), net	(3,186)	787	(8,956)	(2,299)

Income before income tax expense and equity in earnings of affiliates and minority interests	72,937	59,989	211,635	207,871

Income tax expense	17,205	17,677	53,544	63,816
Equity in earnings of affiliates and minority interests	(748)	(574)	(1,723)	(1,936)

Net income	$54,984	$41,738	$156,368	$142,119

Basic earnings per share:
Class A Common Stock	$0.95	$0.72	$2.69	$2.46
Class B Common Stock	$1.42	$1.08	$4.04	$3.69

Diluted earnings per share:
Class A Common Stock	$0.93	$0.71	$2.65	$2.42
Class B Common Stock	$1.42	$1.08	$4.04	$3.69

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	23,683,030	23,222,152	23,594,814	23,127,522
Class B Common Stock	22,953,622	23,040,278	22,994,494	23,055,258

Diluted earnings per share:
Class A Common Stock	24,280,526	23,897,036	24,172,686	23,726,108
Class B Common Stock	22,953,622	23,040,278	22,994,494	23,055,258

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2007	2006	2007	2006
Net sales
Industrial Packaging & Services	$687,042	$540,690	$2,610,779	$1,945,299
Paper, Packaging & Services	192,141	192,581	696,601	668,047
Timber	3,072	2,306	14,914	15,129

Total	$882,255	$735,577	$3,322,294	$2,628,475

Operating profit
Operating profit before restructuring charges and Timberland disposals, net:
Industrial Packaging & Services	$67,973	$47,570	$225,029	$163,072
Paper, Packaging & Services	26,935	29,892	72,057	64,401
Timber	1,713	960	14,373	10,626

Operating profit before restructuring charges and timberland disposals, net	96,621	78,422	311,459	238,099

Restructuring charges:
Industrial Packaging & Services	8,388	4,548	15,935	24,034
Paper, Packaging & Services	694	5,843	5,294	9,189
Timber	—	5	—	15

Restructuring charges	9,082	10,396	21,229	33,238

Timberland disposals, net:
Timber	(384)	131	(648)	41,302

Total	$87,155	$68,157	$289,582	$246,163

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$17,257	$13,536	$68,584	$57,177
Paper, Packaging & Services	7,774	7,780	29,202	29,569
Timber	972	551	4,509	3,742

Total	$26,003	$21,867	$102,295	$90,488

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2007	2006	2007	2006
Net sales
North America	$480,379	$443,419	$1,820,721	$1,546,381
Europe	279,180	190,389	1,043,623	711,641
Other	122,696	101,769	457,950	370,453

Total	$882,255	$735,577	$3,322,294	$2,628,475

Operating profit
Operating profit before restructuring charges and Timberland disposals, net:
North America	$47,173	$47,480	$156,096	$126,496
Europe	33,999	20,721	107,863	72,473
Other	15,449	10,221	47,500	39,130

Operating profit before restructuring charges and timberland disposals, net	96,621	78,422	311,459	238,099
Restructuring charges	9,082	10,396	21,229	33,238
Timberland disposals, net	(384)	131	(648)	41,302

Total	$87,155	$68,157	$289,582	$246,163

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	October 31, 2007	October 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$123,699	$187,101
Trade accounts receivable	347,907	315,661
Inventories	242,994	205,004
Other current assets	120,956	85,271

	835,556	793,037

LONG-TERM ASSETS
Goodwill	493,252	286,552
Intangible assets	96,256	63,587
Assets held by special purpose entities	50,891	50,891
Other long-term assets	95,981	52,985

	736,380	454,015

PROPERTIES, PLANTS AND EQUIPMENT	1,074,546	940,949

	$2,646,482	$2,188,001

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$411,095	$301,753
Short-term borrowings	15,848	29,321
Other current liabilities	221,967	160,225

	648,910	491,299

LONG-TERM LIABILITIES
Long-term debt	622,685	481,408
Liabilities held by special purpose entities	43,250	43,250
Other long-term liabilities	325,320	323,158

	991,255	847,816

MINORITY INTEREST	6,405	4,875

SHAREHOLDERS’ EQUITY	999,912	844,011

	$2,646,482	$2,188,001

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended October 31, 2007			Quarter ended October 31, 2006
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$87,155			$68,157
Restructuring charges	9,082			10,396
Timberland disposals, net	384			(131)

Non-GAAP – operating profit before restructuring charges and timberland disposals, net	$96,621			$78,422

GAAP – net income	$54,984	$0.93	$1.42	$41,738	$0.71	$1.08
Restructuring charged, net of tax	6,894	0.12	0.17	7,297	0.12	0.19
Timberland disposals, net of tax	289	—	0.01	(85)	—	—

Non-GAAP – net income before restructuring charges and timberland disposals, net	$62,167	$1.05	$1.60	$48,950	$0.83	$1.27

	Year ended October 31, 2007			Year ended October 31, 2006
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$289,582			$246,163
Restructuring charges	21,229			33,238
Timberland disposals, net	648			(41,302)

Non-GAAP – operating profit before restructuring charges and timberland disposals, net	$311,459			$238,099

GAAP – net income	$156,368	$2.65	$4.04	$142,119	$2.42	$3.69
Restructuring charged, net of tax	15,858	0.27	0.41	23,445	0.39	0.62
Debt extinguishment charge, net of tax	17,539	0.29	0.45	—	—	—
Timberland disposals, net of tax	484	0.01	0.01	(25,989)	(0.44)	(0.68)

Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland disposals, net	$190,249	$3.22	$4.91	$139,575	$2.37	$3.63

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2007	2006	2007	2006
Industrial Packaging & Services
GAAP – operating profit	$59,585	$43,022	$209,094	$139,038
Restructuring charges	8,388	4,548	15,935	24,034

Non-GAAP – operating profit before restructuring charges	$67,973	$47,570	$225,029	$163,072

Paper, Packaging & Services
GAAP – operating profit	$26,241	$24,049	$66,763	$55,212
Restructuring charges	694	5,843	5,294	9,189

Non-GAAP – operating profit before restructuring charges	$26,935	$29,892	$72,057	$64,401

Timber
GAAP – operating profit	$1,329	$1,086	$13,725	$51,913
Restructuring charges	—	5	—	15
Timberland disposals, net	384	(131)	648	(41,302)

Non-GAAP – operating profit before restructuring charges and timberland disposals, net	$1,713	$960	$14,373	$10,626